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                                                                     EXHIBIT 1.2

$35,000,000                                                         May 19, 1995

        FOR VALUE RECEIVED, GLOBAL NATURAL RESOURCES CORPORATION OF NEVADA, a Nevada corporation (the "Borrower") hereby promises to pay to the order of NATIONS BANK OF TEXAS, N.A. (the "Lender"), at the Principal Office of NATIONSBANK OF TEXAS, N.A. (the "Agent"), at 700 Louisiana, P.O. Box 2518, Houston, Texas 77252-2518, the principal sum of Thirty Five Million Dollars ($35,000,000) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans made by the Lender to the Borrower under the Credit Agreement, as hereinafter defined), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Loan, at such office, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

        The date, amount, Type, interest rate, Interest Period and maturity of each Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, endorsed by the Lender on the schedules attached hereto or any continuation thereof.

        This Note is one of the Notes referred to in the Credit Agreement dated as of May 19, 1995 among the Borrower, Global Natural Resources Inc., the Lenders which are or become parties thereto (including the Lender) and the Agent, and evidences Loans made by the Lender thereunder (such Credit Agreement as the same may be amended or supplemented from time to time, the "Credit Agreement"). Capitalized terms used in this Note have the respective meanings assigned to them in the Credit Agreement.

        This Note is issued pursuant to the Credit Agreement and is entitled to the benefits provided for in the Credit Agreement and the Security Instruments. The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events, for prepayments of Loans upon the terms and conditions specified therein and other provisions relevant to this Note.

                                       GLOBAL NATURAL RESOURCES
                                         CORPORATION OF NEVADA

                                       By:/s/ Eric Lynn Hill
                                          ---------------------------
                                       Name:
                                       Title: